Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-41627 on Form S-3, and in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, 333-123558, and 333-150142 on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of IDEX Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in the method of accounting for 85% of the Company’s inventories from the last-in, first-out method to the first-in, first-out method in 2009), and the effectiveness of IDEX Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Chicago, Illinois
February 26, 2010